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FOR IMMEDIATE RELEASE                                     CONTACT:  Jane Powell
                                                                    Flori Meeks
                                                                 (713) 974-9300


              SOUTHWEST BANCORPORATION OF TEXAS, INC. COMPLETES
                     MERGER WITH FORT BEND HOLDING CORP.


     HOUSTON (April 1, 1999) -- Southwest Bancorporation of Texas, Inc.

(NASDAQ: SWBT) and Fort Bend Holding Corp. (NASDAQ: FBHC) today completed the previously announced merger between Fort Bend and Southwest Bancorporation of Texas, N.A., according to Paul B. Murphy, Jr., president and chief operating officer of the bank.

     The agreement provides for the exchange of 1.45 shares of Southwest Common Stock for each share of Fort Bend Stock, resulting in the issuance of a total of approximately 4.6 million shares of Southwest Common Stock on a fully diluted basis.

     The combination of Southwest Bank of Texas and Fort Bend Federal Savings & Loan Association of Rosenberg, also completed today, forms a financial institution with approximately $2.5 billion in assets, a loan limit of $27 million and 25 branches.

     The merger of the two companies' operating systems will be complete on April 26. Prior to that time, Southwest Bank does not recommend cross-bank transactions. Customers are being advised about expanded capabilities on an ongoing basis.

     "Completing this merger has been a major focus for us and for Fort Bend Holding Corp.," Murphy said. "We are excited about our new relationship with Fort Bend and Mitchell Mortgage, and about the fact that Lane Ward, former president of Fort Bend, will join

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Page 2/Southwest Bancorporation of Texas, Inc. Completes Merger with Fort Bend
Holding Corp.


Southwest Bank as a vice chairman of the Board. Lane will play a key role going forward."

     Fort Bend's subsidiary, Fort Bend Federal Savings & Loan Association of Rosenberg, a community-oriented financial institution, adds seven locations in the metropolitan Houston area and assets of $318 million to Southwest Bank of Texas. As a result of the merger, Southwest also acquired a 51 percent interest in Mitchell Mortgage Company, LLC, a full-service mortgage banking affiliate of The Woodlands Corporation, the developer of The Woodlands.

     Founded in 1990 by Walter E. Johnson, a 40-year veteran of Houston's banking industry, Southwest Bank of Texas is a subsidiary of Southwest Bancorporation of Texas, Inc., which is a public company (NASDAQ: SWBT) with more than $2.2 billion in assets.


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     For additional information, please contact Jane Powell or Flori Meeks of
Powell Public Relations at (713) 974-9300 or e-mail at powellpr@pdq.net.